Exhibit 99.1

                        [LETTERHEAD OF JP REALTY, INC.]


                              FOR IMMEDIATE RELEASE

CONTACT:  G. Rex Frazier, President / COO
          M. Scott Collins, Vice President / CFO
          (801) 486-3911

                JP REALTY, INC. SIGNS DEFINITIVE MERGER AGREEMENT
                      WITH GENERAL GROWTH PROPERTIES, INC.;
                     JP REALTY, INC. SHAREHOLDERS TO RECEIVE
                      $26.10 PER SHARE CASH IN TRANSACTION

SALT LAKE CITY, Mar. 4, 2002 -- JP Realty, Inc. (the "Company") (NYSE: JPR), today announced that it has executed a definitive merger agreement pursuant to which JP Realty, Inc. will merge into General Growth Properties, Inc. ("General Growth") (NYSE: GGP), a public real estate investment trust headquartered in Chicago, Illinois.

The total acquisition price will be approximately $1.1 billion including approximately $440 million in cash, assumption of approximately $460 million of existing debt and $116 million of existing preferred operating units. Under the terms of the agreement, the shareholders of the Company's common stock will receive $26.10 per share cash for all outstanding shares of the Company. Each of the limited partners of Price Development Company, Limited Partnership will be offered the opportunity to receive in exchange for their OP Units either $26.10 in cash or .522 Series B 8.5% Convertible Preferred Units of GGP Limited Partnership, convertible into General Growth common stock based on a conversion price of $50 per share.

The merger agreement has been unanimously approved by the board of directors of the Company. The merger is subject to customary closing conditions, including approval by the shareholders of the Company. It is anticipated that the transaction will be closed in the second quarter of 2002.

John Price, chairman and chief executive officer of the Company, stated "We are very pleased to announce our definitive agreement to merge with General Growth. Our shareholders will receive a favorable premium over the Company's historical trading price and Net Asset Value ("NAV"), and our tenants, employees and other capital providers will benefit from the strengths of a newly expanded General Growth, which is already one of the largest owners of shopping centers. We believe that the return of shareholders capital at a strong premium to our historical trading price and NAV at an opportune point in the real estate cycle represents a very favorable transaction for our shareholders."

The Company will host a conference call and an audio webcast, both of which will be open to the general public beginning at 11:00 a.m. EST on Tuesday, March 5, 2002, to discuss the transaction. To participate in the Company's conference call, please dial 800-406-5345, and enter the confirmation code number 623950. A live webcast will also be available coinciding with this conference call and will be available on JP Realty's website at www.jprealty.com on the "Investor Information" portion of the site and at www.streetevents.com. If you are unable to participate in the Company's conference call, an audio playback will be available for a thirty-one day period starting March 5, 2002, at 1:00 p.m. EST by dialing 888-203-1112 and entering code number 623950. In addition, a replay will be available for 14 days at www.jprealty.com on the "Investor Information" portion of the site.

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The Company owns or has an interest in 50 properties,  which consist of eighteen
(18) enclosed regional malls,  twenty-five (25) anchored community centers,  one
(1) free-standing retail property and six (6) mixed-use commercial/business properties, containing an aggregate of over 15.1 million square feet of Gross Leasable Area in 10 western states.

                       INFORMATION CONCERNING PARTICIPANTS

The Company, its directors, executive officers and certain other members of management and employees may be soliciting proxies from the Company shareholders in favor of the merger. As of the date of this communication, the officers and directors of the Company each beneficially owned less than 1% of the outstanding common stock of the Company, with the exception of Mr. John Price, who beneficially owned approximately 1.8%.

                   ADDITIONAL INFORMATION AND WHERE TO FIND IT

NOTE: News releases and other information regarding JP Realty, Inc. can be accessed on the Internet at www.jprealty.com.

The Company plans to mail a proxy statement to its shareholders containing information about the merger. Investors and securityholders of the Company are advised to read the proxy statement carefully when it becomes available because it will contain important information about General Growth, the merger, the persons soliciting proxies related to the merger, their interest in the merger, and related matters. Investors and securityholders may obtain free copies of the proxy statement (when available) and other documents filed by the Company at the Securities and Exchange Commission's website at http://www.sec.gov. Free copies of the proxy statement will also be available from the Company by directing such requests to the attention of

G. Rex Frazier or M. Scott Collins, JP Realty, Inc., 35 Century Park-Way, Salt Lake City, Utah 84115, telephone (801) 486-3911.

The Series B 8.5% Convertible Preferred Unit will be issued in a private placement and have not or will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exception from registration requirements.

This  release may  contain  "forward-looking  statements"  within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the possible outcome of the transaction described in this release, the impact of the transaction on the Company or the price of its stock and the anticipated time of closing. The actual results of the transaction may differ materially from those expressed or implied by such forward-looking statements as a result of the known and unknown risks, uncertainties, assumptions and other factors that such statements may involve. Representative examples of these factors include, without limitation, general industry and economic conditions, interest rate trends, worldwide and local terrorist activities, cost of capital and capital requirements, availability of real estate properties, competition from other companies and venues for the sale/distribution of goods and services, shifts in customer demands, tenant bankruptcies, governmental and public policy changes and the continued availability of financing in the amounts and on the terms necessary to support the future business of the Company.